Exhibit 5

Taft, Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, Ohio 45202

March 18, 2005

Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: LCA-Vision Inc. 2001 Long-Term Stock Incentive Plan

     Dear Sir or Madam:

     We have acted as counsel for LCA-Vision Inc., a Delaware corporation (the “Company”), in connection with the LCA-Vision Inc. 2001 Long-Term Stock Incentive Plan (the “Plan”). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based thereupon, we are of the opinion that the shares of common stock, $.001 par value, of the Company which may be issued and sold pursuant to the Plan will be, when issued in accordance with the terms of the Plan, legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission to effect registration under the Securities Act of 1933 of 937,500 shares to be issued and sold pursuant to the Plan.

Very truly yours,

Patricia O. Lowry